Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 16, 2017 (which includes an explanatory paragraph relating to the company's ability to continue as a going concern), relating to the balance sheets of Double Eagle Acquisition Corp. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and for the period from June 26, 2015 (date of inception) to December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
September 5, 2017